Exhibit 10.2

LENCO MOBILE INC.
STOCK OPTION GRANT NOTICE
2012 INCENTIVE PLAN

Lenco Mobile Inc. (the "Company") hereby grants to Participant an Option (the "Option") to purchase shares of the Company's Common Stock under the Company's 2012 Incentive Plan. The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this "Grant Notice") and in the Stock Option Agreement and the Plan, which are attached to and incorporated into this Grant Notice in their entirety.

Participant:	_____________________
Grant Date:	_____________________
Vesting Commencement Date:	_____________________
Number of Shares Subject to Option:	_____________________
Exercise Price (per Share):	_____________________
Option Expiration Date:	_____________________ (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)
Type of Option:	Nonqualified Stock Option
Vesting and Exercisability Schedule:

1/3rd of the shares subject to the Option will vest and become exercisable on the one-year anniversary of the Vesting Commencement Date.

1/36th of the shares subject to the Option will vest and become exercisable monthly thereafter over the next three years.

 Additional Terms/Acknowledgement: By accepting the grant of the Option, you acknowledge and agree that: as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements on the subject[ with the exception of the following agreements:_________________].

LENCO MOBILE INC. By: ___________________________________ Its: ___________________________________	PARTICIPANT Signature
Date: ______________________________
Attachments: 1. Stock Option Agreement 2. 2012 Incentive Plan 3. Plan Summary	Address: ______________________________ ______________________________ Taxpayer ID: __________________________

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LENCO MOBILE INC.

2012 INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the "Grant Notice") and this Stock Option Agreement (this "Agreement"), Lenco Mobile Inc. has granted you an Option under its 2012 Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the "Shares") at the exercise price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. The Plan shall control in the event there is any express conflict between the Plan and the Grant Notice or this Agreement and with respect to such matters as are not expressly covered in this Agreement

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, except that unless otherwise provided in the Grant Notice or this Agreement, vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Independent Tax Advice. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares.

4. Method of Exercise. Subject to the provisions of this Agreement, the vested portion of the Option may be exercised, in whole or in part, at any time during the term of the Option by giving written notice of exercise to the Company on the form furnished by the Company for that purpose or, to the extent applicable, by written notice to a brokerage firm designated or approved by the Company, specifying the number of Shares subject to the Option to be purchased, and accompanied by payment of the exercise price and any withholding taxes, or suitable arrangements for such payment satisfactory to the Company.

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The exercise price for Shares to be purchased upon exercise of all or a portion of the Option shall be paidin any combination of the following: (a) in cash (by wire transfer or certifieied or bank check or other instrument acceptable to the Company); (b) if permitted by the Committee for Nonqualified Stock Options, having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option; (c) if permitted by the Committee, by using shares of Common Stock you already own; and (d) to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (e) by any other method permitted by the Committee.

5. Treatment Upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b) Retirement or Disability. In the event of your Termination of Service due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date.

(c) Death. In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d) Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Committee determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.

The Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded Incentive Stock Options.

It is your responsibility to be aware of the date the Option terminates.

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6. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Internal Revenue Code of 1986, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

7. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign tax withholding obligations that may arise in connection with such exercise.

8. Option Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

9. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

10. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

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